Exhibit 10.3 Option Hedge Agreement dated as of August 19, 2001 between eBanker USA.com, Inc. and Online Credit Limited.

OPTION HEDGE AGREEMENT

This OPTION HEDGE AGREEMENT, dated as of August 19, 2001, is entered into between eBanker USA.com, Inc. (eBanker) and Online Credit Limited (Online).

        WHEREAS, eVision USA.Com, Inc. (eVision) and Online have provided eBanker with two agreements, being an Option Agreement dated August 19, 2001 between eBanker and eVision (Option Agreement) and this Option Hedge Agreement, respectively, which, when combined, offers eBanker the potential to raise up to $135,794.25 in risk-free and cost-free capital.

        WHEREAS, Online wishes to create the possibility of partially liquidating its ownership in eBanker for cash, while at the same time providing eBanker with additional risk-free and cost-free capital, subject to the Asset Purchase Agreement dated June 8, 2001 and Asset Purchase Agreement Extension dated June 26, 2001 between eVision and Online being approved.

        NOW THEREFORE, Online agrees to return a number of common shares equal to the number of shares issued under the Option Agreement to eBanker (Returned Shares), when and if the option underlying the Option Agreement is exercised.

        eBanker agrees to cancel the Returned Shares and pay Online the proceeds received from the exercise of the option underlying the Option Agreement less a $0.25 per common share fee.

        eBanker will keep the $0.25 per common share fee, which may amount to a maximum of $135,794 in net proceeds to eBanker if the entire option underlying the Option Agreement is exercised.

EBANKER USA.COM, INC.

By: /s/ Robert H. Trapp
        Robert H. Trapp

Title: Secretary

ONLINE CREDIT LIMITED

By: /s/ Fai H. Chan
        Fai H. Chan

Title: Director